UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________________________
Form 8-K
_____________________________________

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 10, 2017

ADVANSIX INC.
(Exact name of Registrant as specified in its Charter)

Delaware (State or other jurisdiction of incorporation)	1-37774 (Commission File Number)	81-2525089 (I.R.S. Employer Identification No.)

300 Kimball Drive, Suite 101
Parsippany, New Jersey 07054
(Address of principal executive offices)

Registrant’s telephone number, including area code: (973) 526-1800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 10, 2017, the Compensation Committee of the Board of Directors (the “Committee”) of AdvanSix Inc. (the “Company”) adopted the AdvanSix Inc. Executive Severance Pay Plan (the “Plan”), effective November 10, 2017, covering executive officers of the Company. All of the Company’s current named executive officers are covered under the Plan.

The Plan provides participants with certain severance benefits in the event of a covered termination, which includes: (i) an involuntary termination of employment by the Company, subject to certain exceptions enumerated in the Plan; and (ii) voluntary termination of employment by a participant for Good Reason, as defined in the Plan.
In the event of a covered termination occurring outside of the Change in Control Period, which is the twenty four month period following the occurrence of a Change in Control, as defined in the Plan:
(a) the Company’s Chief Executive Officer would be entitled to receive a lump-sum cash payment in an amount equal to two times the sum of his or her base salary plus prior year’s target bonus; and
(b) each other participant would be entitled to receive a lump-sum cash payment in an amount equal to one times the sum of his or her base salary plus prior year’s target bonus.
In the event of a covered termination occurring during the Change in Control Period:
(a) the Company’s Chief Executive Officer would be entitled to receive: (i) a lump-sum cash payment in an amount equal to three times the sum of his or her base salary plus target bonus; and (ii) in the event that he or she is eligible to elect insurance continuation coverage under COBRA, a lump-sum cash payment in an amount equal to the estimated aggregate cost that the Company would have incurred, less expected participant contributions, to subsidize continuation of his or her COBRA coverage for thirty six months; and
(b) each other participant would be entitled to receive: (i) a lump-sum cash payment in an amount equal to two times the sum of his or her base salary plus target bonus; and (ii) in the event that he or she is eligible to elect insurance continuation coverage under COBRA, a lump-sum cash payment in an amount equal to the estimated aggregate cost that the Company would have incurred, less expected participant contributions, to subsidize continuation of his or her COBRA coverage for twenty four months.
A participant’s right to receive benefits under the Plan is conditioned, among other things, on the participant timely executing an effective release of claims against the Company, its officers, directors and employees and the participant’s agreement to abide by certain restrictive covenants, in the Committee’s discretion. The Plan also reserves the right of the Committee to cancel benefits under the Plan in the event a participant engages in any activity that is considered detrimental to the Company’s interests.
Each participant shall be solely responsible for any tax liabilities incurred by him or her in connection with the Plan. In the event that a participant would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, the Plan includes a “net best” provision whereby a participant would be entitled to the greater after-tax benefit of either: (i) his or her full severance benefits, for which the participant is responsible for the payment of any applicable Section 4999 excise tax; or (ii) his or her severance benefits cut back to the maximum amount that would result in no Section 4999 excise tax for the participant.
The Committee may amend or terminate the Plan at any time in accordance with the terms of the Plan, provided that during the Change in Control Period and during a specified period prior to a Change in Control, the Plan may not be amended or terminated in any manner adverse to the interests of the participants.
The foregoing description is qualified in its entirety by reference to the full text of the Plan, a copy of which is attached hereto as Exhibit 10.1 and incorporated into this Current Report on Form 8-K by reference.

ITEM 9.01     Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
10.1	AdvanSix Inc. Executive Severance Pay Plan

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 15, 2017

AdvanSix Inc.

By:	/s/ John M. Quitmeyer
Name:	John M. Quitmeyer
Title:	Senior Vice President, General Counsel and Corporate Secretary